United States

Securities And Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 7, 2011

OCZ Technology Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-34650	04-3651093
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6373 San Ignacio Avenue
San Jose, California 95119
(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 733-8400

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On April 7, 2011, OCZ Technology Group, Inc. (“we” or “OCZ”) entered into an underwriting agreement (the “Underwriting Agreement”) with several underwriters (the “Underwriters”) for whom Stifel, Nicolaus & Company, Incorporated and Needham & Company, LLC acted as representatives, pursuant to which we agreed to issue and sell an aggregate of 10,200,000 shares of our common stock, par value $0.0025 per share (the “Offering”).  Under the terms of the Underwriting Agreement, we granted the Underwriters an option for 30 days to purchase up to an additional 1,530,000 shares of our common stock, which was exercised by the Underwriters in full on April 11, 2011.  The shares in the Offering were sold at a public offering price of $8.50 per share and were purchased by the Underwriters from us at a price of $8.0497 per share.  With the overallotment option, we estimate that net proceeds we will receive from the Offering will be approximately $93.5 million, after deducting the Underwriters’ discounts and commissions and estimated offering expenses payable by us.  The Offering is expected to close on or around April 13, 2011, subject to customary closing conditions.

The Offering was made pursuant to OCZ’s effective registration statement on Form S-3 (Registration No. 333-172623) and the prospectus dated March 14, 2011 included in such registration statement, as supplemented by a prospectus supplement dated April 7, 2011.

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this Form 8-K and is incorporated herein by reference.  A copy of the opinion of Mayer Brown LLP relating to the validity of the shares issued in the Offering is attached as Exhibit 5.1.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

1.1	Underwriting Agreement, dated April 7, 2011, between OCZ Technology Group, Inc. and the Underwriters.

5.1	Opinion of Mayer Brown LLP.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OCZ Technology Group, Inc.

By:	/s/ Arthur F. Knapp, Jr.
Arthur F. Knapp, Jr. Chief Financial Officer

Date:              April 13, 2011

Exhibit Index

Exhibit No.	Description

1.1	Underwriting Agreement, dated April 7, 2011, between OCZ Technology Group, Inc. and the Underwriters.

5.1	Opinion of Mayer Brown LLP.